As filed with the Securities and Exchange Commission on February 9, 2018
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_________________
Natural Resource Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		47-1208855 (I.R.S. Employer Identification No.)
1201 Louisiana Street, 34th Floor Houston, TX 77002 (713) 751-7507 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_________________
NATURAL RESOURCE PARTNERS L.P. 2017 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Kathryn S. Wilson GP Natural Resource Partners LLC 1201 Louisiana Street, Suite 1500 Houston, Texas 77002 (713) 751-7507
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Tel: (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if smaller reporting company)	Smaller Reporting Company ☐
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common units representing limited partner interests	800,000	$28.325	$22,660,000	$2,822

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall be deemed to cover an indeterminate number of additional Common Units that may become issuable as a result of unit splits, unit dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan. The Registrant is filing this Registration Statement to register an aggregate of 800,000 common units representing limited partner interests (the “Common Units”) of Natural Resource Partners L.P. (the “Registrant”) that may be delivered with respect to awards under the Natural Resource Partners L.P. 2017 Long Term Incentive Plan (the “Plan”).

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act based on the average high and low sale prices of a Common Unit, as reported on the New York Stock Exchange on February 6, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

GP Natural Resource Partners LLC, a Delaware limited liability company (the “Company”), the general partner of NRP GP LP (the “General Partner”), a Delaware limited liability company and the general partner of the Registrant, will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:
(a)    The Registrant’s Annual Report on Form 10-K for the year ending December 31, 2016, filed with the Commission on March 6, 2017;
(b)    The Registrant’s Quarterly Reports on Form 10-Q for the quarters ending March 31, 2017, filed with the Commission on May 10, 2017; June 30, 2017, filed with the Commission on August 8, 2017; and September 30, 2017, filed with the Commission on November 8, 2017;
(c)    The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 23, 2017; March 6, 2017; May 10, 2017; August 8, 2017; September 5, 2017; September 28, 2017; December 21, 2017 and January 17, 2018, in each case other than with respect to Items 2.02 and 7.01, as applicable;
(d)    All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above; and
(e)    The description of the Common Units included under the captions “Cash Distribution Policy,” “Description of Common Units,” “The Partnership Agreement” and “Material Tax Consequences” contained in the Prospectus included in the Registrant’s Registration Statement on Form S-1 originally filed with the Commission on April 19, 2002, which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A , filed with the Commissions on September 27, 2002, including any amendment or report filed for the purpose of updating such description.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.Description of Securities.
Not applicable.
Item 5.Interests of Named Experts and Counsel.
Not applicable.

Item 6.Indemnification of Directors and Officers.
Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. Under the Registrant’s partnership agreement, in most circumstances, the Registrant will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	the General Partner;

•	any departing general partner of the Registrant;

•	any person who is or was an affiliate of the General Partner or any departing general partner;

•
any person who is or was a member, partner, officer, director, employee, agent or trustee of any of the subsidiaries of the Registrant, a general partner or any departing general partner or any affiliate of any of the subsidiaries of the Registrant, the General Partner or any departing general partner; or

•
any person who is or was serving at the request of the General Partner or any departing general partner or any affiliate of the General Partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of the assets of the Registrant. Unless it otherwise agrees in its sole discretion, the General Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Registrant to enable the Registrant to effectuate indemnification. The Registrant is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under its partnership agreement.
The Plan provides that the committee that administers the Plan (the “Committee”) and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Registrant, the Company, the General Partner or any of their respective affiliates; the legal counsel of the Registrant, the Company or the General Partner; independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Registrant, the Company, the General Partner or any of their respective affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.
Item 7.Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1
Certificate of Limited Partnership of Natural Resource Partners L.P.(incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on April 19, 2002).

4.2
Fifth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., dated as of March 2, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 6, 2017).

4.4*	Natural Resource Partners L.P. 2017 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 17, 2018).
4.5*	Form of Phantom Unit Award Agreement (Employees and Service Providers).
4.6*	Form of Phantom Unit Award Agreement (Non-Employee Directors).
5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included on the signature page hereof).
* Filed herewith.
Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 9, 2018.

NATURAL RESOURCE PARTNERS L.P

By:	NRP (GP) LP
its general partner

By:	GP NATURAL RESOURCE PARTNERS LLC,
its general partner

By:	/s/ Corbin J. Robertson, Jr.
Corbin J. Robertson, Jr.
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig W. Nunez, Kathryn S. Wilson and Christopher J. Zolas and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement and the above Power of Attorney have been signed below by the following persons in the capacities indicated on February 9, 2018.

Name	Position

/s/ Corbin J. Robertson, Jr.	Chief Executive Officer and Chairman of the Board of Directors of GP Natural Resource Partners LLC (Principal Executive Officer)
Corbin J. Robertson, Jr.
/s/ Christopher J. Zolas	Chief Financial Officer and Treasurer of GP Natural Resource Partners LLC (Principal Financial Officer)
Christopher J. Zolas
/s/ Jennifer L. Odinet	Chief Accounting Officer of GP Natural Resource Partners LLC (Principal Accounting Officer)
Jennifer L. Odinet

/s/ Russell D. Gordy	Director of GP Natural Resource Partners LLC
Russell D. Gordy
/s/ Jasvinder S. Khaira	Director of GP Natural Resource Partners LLC
Jasvinder S. Khaira
/s/ S. Reed Morian	Director of GP Natural Resource Partners LLC
S. Reed Morian
/s/ Richard A. Navarre	Director of GP Natural Resource Partners LLC
Richard A. Navarre
/s/ Corbin J. Robertson, III	Director of GP Natural Resource Partners LLC
Corbin J. Robertson, III
/s/ Stephen P. Smith	Director of GP Natural Resource Partners LLC
Stephen P. Smith
/s/ Leo A. Vecellio, Jr.	Director of GP Natural Resource Partners LLC
Leo A. Vecellio, Jr.